VARIABLE LIFE INSURANCE POLICY
                                                                   Policy Number
                                                                         Insured
                                                                     Face Amount
                                                                   Date of Issue
                                                                  Premium Period
                                                                       Issue Age
                                                                   Premium Class

Variable Limited Payment Life - Insurance Payable at Death of Insured - Premiums Payable until the earlier of End of Premium Period or Death of Insured

Options for Payment of Proceeds

Nonparticipating - No Annual Dividends

                                 FIRST INVESTORS
                             LIFE INSURANCE COMPANY

First Investors Life agrees to pay the Proceeds of this Policy to the Beneficiary upon receipt of due proof of the death of the Insured and to provide the other rights and benefits in accordance with the terms of this Policy.

Signed for First Investors Life Insurance Company at its Home Office in New York, New York.

/s/Richard H. Gaebler
Richard H. Gaebler, President

/s/Carol R. Lerner
Carol Lerner, Secretary

NOTICE OF 10 DAY RIGHT TO EXAMINE POLICY: If for any reason the Insured is dissatisfied with this policy, it may be returned to the Company or to the insurance agent through whom it was purchased within ten days after its receipt by the Insured or 45 days after the date of Part One of the application, whichever is later. The premium will then be refunded, whereupon the policy shall be void from the beginning and the Insured and the Company shall be in the same position as if no policy had been issued.

Death Benefit may increase or decrease in accordance with Separate Account investment experience. See "The Variable Insurance Amount" Section on Page 10.

Guaranteed Minimum Death Benefit is equal to the Face Amount of this Policy on the Date of Issue if premiums are paid when due and there is no indebtedness.

Cash Values may increase or decrease in accordance with Separate Account investment experience. This policy is a legal contract between the policy owner and the Company.

IT IS IMPORTANT THAT YOU READ YOUR POLICY CAREFULLY.

                               ALPHABETICAL GUIDE


AGE...........................................................3,7
ALLOCATION AMONG SEPARATE ACCOUNTS............................3,9
AMOUNT OF PROCEEDS.............................................11
ASSIGNMENT...................................................7,13
AUTOMATIC PREMIUM LOAN.........................................17
BENEFICIARY....................................................13
CASH VALUE......................................................7
CHANGE OF PLAN..................................................7
CLAIMS OF CREDITORS.............................................8
CONTESTABILITY..................................................7
CONTROL OF POLICY...............................................7
DATE OF ISSUE...................................................3
DEFAULT........................................................17
EXTENDED TERM INSURANCE........................................16
GRACE PERIOD...................................................17
INVESTMENT BASE...............................................8,9
INVESTMENT RETURN..............................................10
LOAN VALUE..................................................14,15
MISSTATEMENT OF AGE OR SEX......................................7
NET ANNUAL PREMIUM TABLE........................................5
NET SINGLE PREMIUM TABLE........................................6
OWNER...........................................................3
PAID-UP INSURANCE..............................................16
PAYMENT OF PROCEEDS............................................11
POLICY DATA.....................................................3
POLICY LOANS................................................14,15
POLICY VALUES..................................................14
PREMIUMS.......................................................17
REINSTATEMENT..................................................18
REPORTS.........................................................8
RIGHT TO EXCHANGE..............................................10
SEPARATE ACCOUNTS...............................................8
SUICIDE.........................................................7
SURRENDER VALUE AND OPTIONS.................................16,17
TABULAR CASH VALUE..............................................5
TERMINATION....................................................15
VARIABLE INSURANCE AMOUNT......................................10


                               ADDITIONAL BENEFITS

The additional benefits, if any, listed on page 4 are described in the additional benefit agreements that follow page 18.

1.       POLICY DATA
                                                        POLICY NUMBER     580000



                                                    Insured             JOHN DOE

                                                Face Amount              $37,488

                                              Date of Issue     October 22, 1995

                                             Premium Period             12 Years

                                                  Issue Age                   35

                                              Premium Class             STANDARD


OWNER

  INSURED

BENEFICIARY DESIGNATION

  Refer to enclosed application.

SEPARATE ACCOUNT

  First Investors Life Separate Account B

MUTUAL FUND

  First Investors Life Series Fund

FIRST YEAR NET ANNUAL PREMIUM WILL BE ALLOCATED AS FOLLOWS:

                  100% to High Yield Series

                             2. SCHEDULE OF BENEFITS


                                       PREMIUM                         FORM
FACE AMOUNT       BASIC BENEFIT        AMOUNT        PAYABLE           NUMBER

$37,488           The Policy          $1,200.00      ANNUAL   VL-1

BENEFIT AMOUNT ADDITIONAL BENEFIT

                                MALE ISSUE AGE 35
                                    STANDARD
                           INITIAL FACE AMOUNT $37,488
                         ANNUAL GROSS PREMIUM $1,200.00

           ASSUMING NET ANNUAL INVESTMENT RETURN OF 4% AFTER EXPENSES

---------------------------------------------------------------------------------------------------------------------
             End of Policy Year  Cash or Loan Value      Paid Up Insurance                      Ext. Insurance
                                                                                        -----------------------------
                                                                                        Years                   Days
---------------------------------------------------------------------------------------------------------------------
                      1                 521.94                  1,974                      4                    159
                      2               1,505.92                  5,509                     10                    207
                      3               2,525.55                  8,941                     15                     35
                      4               3,582.02                 12,275                     18                    177
                      5               4,726.35                 15,681                     21                    135
                      6               5,911.82                 18,995                     23                    272
                      7               7,140.18                 22,223                     25                    280
                      8               8,413.38                 25,373                     27                    219
                      9               9,733.28                 28,449                     29                    117
                     10              11,102.27                 31,460                     30                    364
                     11              12,522.97                 34,412                     32                    315
                     12              14,064.65                 37,488
                     13              14,495.97                 37,488
                     14              14,936.73                 37,488
                     15              15,386.61                 37,488
                     16              15,845.36                 37,488
                     17              16,311.92                 37,488
                     18              16,785.74                 37,488

                     19              17,265.74                 37,488
                     20              17,751.35                 37,488
                     21              18,242.31                 37,488
                     22              18,738.66                 37,488
                     23              19,240.54                 37,488
                     24              19,748.05                 37,488
                     25              20,260.84                 37,488
                     26              20,778.04                 37,488
                     27              21,298.24                 37,488
                     28              21,819.94                 37,488
                     29              22,341.70                 37,488
                     30              22,862.33                 37,488
                     31              23,381.48                 37,488
                     32              23,899.20                 37,488
                     33              24,415.92                 37,488
                     34              24,931.68                 37,488
                     35              25,445.45                 37,488

-------------------------------------------------------------------------------
                                                NET ANNUAL PREMIUM
-------------------------------------------------------------------------------
                         YEAR 1                                          $580.56
                         YEARS 2-4                                     $1,008.00
                         YEARS 5-12                                    $1,056.00

                         5.NET SINGLE PREMIUM PER $1.00
                          OF VARIABLE INSURANCE AMOUNT

-----------------------------------------------------------------------------------------------------------------------------------
                      CASH VALUE PER $1                           CASH VALUE PER $1                           CASH VALUE PER $1
                        PER INSURANCE                               PER INSURANCE                               PER INSURANCE
-----------------------------------------------------------------------------------------------------------------------------------
    ATTAINED           MALE         FEMALE       ATTAINED          MALE         FEMALE       ATTAINED         MALE         FEMALE
      AGE                                          AGE                                         AGE
-----------------------------------------------------------------------------------------------------------------------------------
               0          .08676      .07169      35          .25593          .21872            70           .67876       .61470
               1          .08778      .07278      36          .26453          .22612            71           .69236       .63026
               2          .09034      .07490      37          .27338          .23374            72           .70579       .64592
               3          .09303      .07714      38          .28248          .24156            73           .71895       .66156
               4          .09586      .07949      39          .29183          .24958            74           .73177       .67706
               5          .09884      .08195      40          .30142          .25780            75           .74419       .69233
               6          .10198      .08453      41          .31124          .26620            76           .75623       .70735
               7          .10530      .08723      42          .32131          .27480            77           .76791       .72211
               8          .10880      .09006      43          .33160          .28360            78           .77929       .73664
               9          .11248      .09301      44          .34214          .29262            79           .79043       .75096
              10          .11631      .09609      45          .35291          .30185            80           .80134       .76506
              11          .12028      .09931      46          .36392          .31132            81           .81199       .77887
              12          .12437      .10264      47          .37518          .32103            82           .82233       .79231
              13          .12852      .10608      48          .38668          .33098            83           .83226       .80528
              14          .13272      .10962      49          .39844          .34118            84           .84170       .81770
              15          .13693      .11326      50          .41044          .35163            85           .85064       .82954
              16          .14116      .11701      51          .42268          .36232            86           .85911       .84083
              17          .14542      .12086      52          .43512          .37326            87           .86718       .85161
              18          .14973      .12484      53          .44776          .38443            88           .87496       .86196
              19          .15415      .12894      54          .46057          .39582            89           .88256       .87198
              20          .15870      .13318      55          .47352          .40746            90           .89014       .88179
              21          .16342      .13758      56          .48662          .41936            91           .89787       .89155
              22          .16834      .14213      57          .49986          .43154            92           .90599       .90143
              23          .17348      .14686      58          .51325          .44405            93           .91475       .91165
              24          .17887      .15176      59          .52678          .45692            94           .92441       .92246
              25          .18452      .15684      60          .54046          .47014            95           .93511       .93401
              26          .19045      .16211      61          .55426          .48369            96           .94680       .94628
              27          .19665      .16757      62          .56813          .49753            97           .95909       .95889
              28          .20312      .17332      63          .58205          .51159            98           .97103       .97099
              29          .20987      .17907      64          .59597          .52582            99           .98064       .98064
              30          .21688      .18513      65          .60986          .54017
              31          .22416      .19140      66          .62371          .55466
              32          .23171      .19789      67          .63752          .56932
              33          .23952      .20461      68          .65130          .58420
              34          .24760      .21155      69          .66506          .59933


The Total Premium includes the premiums for any Additional Benefits attached to the policy. When the premium for any Additional Benefit is no longer payable, the Total Premium will be reduced accordingly.

Premiums are payable for the period from the Date of Issue to the policy anniversary on which the Insured has attained the age stated, or for the number of policy years stated. The Date of Issue and Issue Age of any Additional Benefit is the Date of Issue and the Issue Age of the policy unless otherwise provided by endorsement.

6. POLICY PROVISIONS
A. General Provisions

Definitions

As used in this Policy, the term:

(a)  "The Company" means First Investors Life Insurance Company;

(b)  "Guaranteed Insurance Amount" means the Face Amount of this Policy;

(c)  "Net Cash Value" means the cash value minus any policy debt;

(d) "Separate Account" means a segregated investment account maintained by the Company;

(e) "Valuation Date" means any date on which the New York Stock Exchange (NYSE) is open for trading;

(f) "Valuation Period" means the period starting on the day after any Valuation Date and ending on the next such Date;

THE CONTRACT

This Policy, the application, and any riders attached to this Policy constitute the entire contract. Only the President, a Vice-President, the Secretary, or an Assistant Secretary of the Company has the power, on behalf of the Company, to change, modify, or waive any provisions of this Policy. Any changes, modifications, or waivers must be in writing. The Company will not be bound by any promises or representations made by any agent or other person except as specified above.

CHANGE OF CONTRACT

The Company keeps the right to change this Contract to meet the requirements of the Investment Company Act of 1940 or other applicable federal or state laws or regulations.

CHANGE OF PLAN

The Owner may exchange this Policy for a policy on another plan of insurance subject to:

1.       the Company's approval; and

2.       the requirements and payment the Company may determine.

CONTROL

Consistent with the terms of any Beneficiary designation and any assignment, the Owner may, during the lifetime of the Insured:

1.       assign or surrender this Policy;

2.       make or repay a Policy Loan;

3.       amend or modify this Policy with the consent of the Company; and

4. exercise any right, receive any benefit, or enjoy any privilege in this Policy.

The Company reserves the right to require this Policy for endorsement of any assignment, Policy Loan, change of Beneficiary designation, amendment, or modification.

ASSIGNMENT

No assignment of this contract shall be binding on the Company unless it is in writing and filed with Company at its Home Office. The Company will assume no responsibility for the validity or sufficiency of any assignment. Unless otherwise provided in the assignment, the interest of any revocable beneficiary shall be subordinate to the interest of any assignee, regardless of when the assignment was made and the assignee shall receive any sum payable to the extent of his interest.

NOT CONTESTABLE AFTER TWO YEARS

All statements made in the application by or on behalf of the Insured are representations and not warranties. Statements may be used to contest a claim or the validity of this Policy only if they are contained in the application and a copy of the application is attached to this Policy when issued.

Except for nonpayment of premiums, the validity of this Policy will not be contestable after it has been in force during the lifetime of the Insured for 2 years form the Date of Issue.

SUICIDE WITHIN TWO YEARS

If the Insured commits suicide within 2 years from the Date of Issue, the liability of the Company under this Policy will be limited to all premiums paid less any Policy Loan and loan interest.

AGE

The age of the Insured on the Date of Issue and thereafter means the Age at least shown on page 3 plus the number of years elapsed since the Date of Issue. Policy anniversaries are measure from the Date of Issue.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Insured has been misstated, the benefits available under this Policy will be those which the premiums paid would have purchased for the correct age and sex.

ELECTIONS, DESIGNATIONS, CHANGES, AND REQUESTS

All elections, designations, changes, and requests must be made in a form acceptable to the Company and become effective when received by the Company at its Home Office.

SETTLEMENT

Any payment by the Company under this Contract is payable at its Home Office.

CLAIMS OF CREDITORS

To the extent allowed by law, Proceeds will not be subject to any claims of creditors.

NONPARTICIPATING

This Contract is nonparticipating. It will not share in the surplus earnings of the Company.

REPORTS

At least once each Contract Year the Company shall mail a report to the Owner within 30 days after the policy anniversary if no premiums are overdue on the anniversary. The report shall be mailed to the last address known to the Company. The report will show the death benefit, cash value, and policy debt on the anniversary and any loan interest for the prior policy year. The report will also show the allocation of the investment base on that anniversary. No report will be sent if the policy is continued as reduced paid-up or extended term insurance.

B.  Separate Accounts

GENERAL

The benefits under this variable life insurance policy are funded by investments which the Company makes in one or more Separate Accounts. Each Separate Account is a segregated investment account maintained by the Company to which a portion of its assets has been allocated for this and certain other variable life insurance policies. The Company reserves the right to transfer assets of any Separate Account, in excess of the reserves and other contract liabilities with respect to such Separate Account, to another separate account or to the Company's General Account. Although the assets of each Separate Account are the property of the Company, that portion of such assets which represents such reserves and other contract liabilities is not chargeable with liabilities arising out of any other business the Company may conduct or out of any business conducted by any other separate account.

INVESTMENTS OF THE SEPARATE ACCOUNTS

The assets of each Separate Account will be invested in shares of a different mutual fund ("Fund"). The Policy Data Page shows the Separate Accounts, and the Funds they invest in, which were chosen in the application. Each of the Funds is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act").

The Company may, in its discretion, invest the assets of any Separate Account in the shares of another investment company or any other investment permitted by law. Such substitution would be make in accordance with the provisions of the Act. If deemed by the Company to be in the best interest of Policy Owners, one or more of the Separate Accounts may be operated as a management company under the Act or they may be deregistered under the Act in the event such registration is no longer required.

Any and all distributions received from a Fund will be reinvested and retained as assets of the applicable Separate Account. Deductions and redemptions from each Separate Account may be effected by redeeming the number of applicable Fund shares, at net asset value, necessary to satisfy the amount to be deducted or redeemed.

In the event of any substitution of Fund shares or change in operation of a Separate Account, the Company may issue an endorsement for the Policy and take such other actions as may be necessary and appropriate to effect the substitution or change.

CHANGES WITHIN A FUND

The owner may exchange this policy for a fixed life insurance policy if a Fund:

1.       changes its investment advisor; or

2.       has a material change in its investment objectives or restrictions.

The Company will notify the owner if there is any such change. The owner will be able to exchange this policy within 60 day after our notice or the effective date of the change, whichever is later. No evidence of insurability is required on exchange.

If, in the Company's judgment, a Fund no longer suits the purposes of this policy due to a change in investment objectives or restrictions, it can substitute shares of another fund. But it would get prior approval from the

SEC and the New York Insurance Department. The Company would also get any other required approvals.

TOTAL INVESTMENT BASE

The total investment base is the amount that this policy provides for investment at any time. It is the sum of the investment bases in each of the Separate Accounts. The owner selects the Separate Accounts in which to place the total investment base. The total investment base can be allocated among at least one but not more than five Separate Accounts.

INVESTMENT BASE IN EACH SEPARATE ACCOUNT

1.  On The Date of Issue.

On the Date of Issue, the investment base in each Separate Account is the portion of the net annual premium for the first policy year allocated to that Separate Account. The value of the net annual premium is shown on page 5. The Company uses the allocation percentages requested in the application.

2.  On Policy Anniversaries.

On each policy anniversary, the investment base in each Separate Account is calculated as follows:

a.       The Company determines the Policy's net cash value on the anniversary.

b. The Company allocates the Policy's net cash value to each Separate Account in proportion to the investment base in that Separate Account immediately before the anniversary.

c. The Company determines the portion of the net annual premium for the policy year beginning on that anniversary allocated to that Separate Account. The Company uses the allocation percentages selected in the application, or as later changed.

d.       The Company adds (b) and (c).

3.  During A Policy Year.

On a date during a policy year, the investment base in each Separate Account is determined as follows:

a. The Company takes the investment base in that Separate Account on the preceding anniversary.

b. The Company multiplies (a) by that Separate Account's rate of return for the period from the preceding policy anniversary to the calculation date.

c.       The Company adds (a) and (b).

POLICY LOANS WILL CHANGE CALCULATIONS

A policy loan reduces the total investment base and the investment base in each Separate Account. On the other hand, repayment of a policy loan will cause an increase. This is taken into consideration in calculations. See "Policy Loans" for details on policy loans.

OWNER'S RIGHT TO CHANGE ALLOCATION OF INVESTMENT BASE

The owner can change the allocation of the total investment base among the Separate Accounts twice each policy year. To do so, the owner should send a written notice to the Home Office. The change will take effect when the Company receives the notice provided no premiums are overdue. The Company's calculations will reflect the change.

OWNER'S RIGHT TO CHANGE ALLOCATION OF FUTURE NET PREMIUMS

The owner can change the allocation of future net annual premiums among the Separate Accounts. No less than 10% of a net annual premium may be placed in any one Separate Account. Percentages must be in whole numbers. To make a change, the owner must notify the Company in writing of the new allocation percentages. The change will take effect on the next policy anniversary provided:

1. The Company's Home Office receives the notice at least 7 days before the anniversary; and

2.   no premiums are overdue.

MEASUREMENT OF INVESTMENT EXPERIENCE

The investment experience of a Separate Account is determined at the end of each valuation period.

1.  Index of Investment Experience

The Company uses an index to measure changes in each Separate Account's experience during a valuation period. The index was set at $10 when the first Fund shares for that Separate Account were bought. The index for a current valuation period equals the index for the preceding valuation period multiplied by the experience factor for the current period.

2.  How the Company Determines The Experience Factor

The experience factor for a valuation period is calculated as follows:


a. The Company takes the net asset value per Fund share at the end of the current valuation period.

b. The Company adds to (a) the per share amount of any dividend or capital gain distribution declared by the Fund during the current valuation period. The Company subtracts from that amount a per share charge for its taxes.

c. The Company divides (b) by the net asset value per Fund share at the end of the preceding valuation period.

d. The Company subtracts a charge not to exceed .00001367 for each day in the valuation period. This charge is to cover expense and mortality risks that are assumed.

RATES OF RETURN FOR THIS POLICY

1.  Assumed Rate of Return

The assumed rate of return on a policy is 4% (.04) for a policy year. To find the assumed rate of return for a period less than a full policy year, an equivalent daily rate of .010746% is used and compounded for each day in the period.

2.  Actual Rate of Return

Here's how the Company finds this policy's actual rate of return for a policy year:

a. The Company finds a Separate Account's actual rate of return for a policy year. This equals the change in the Separate Account's index from the first day of the policy year to the first day of the next policy year divided by the index for the first day of the policy year.

         For example: Assume a policy year starts on May 1, 1985. If the index in one Separate Account on that date is 10.00 and that Separate Account's index on May 1, 1986 increases by .90 to 10.90, the actual rate of return is .90 divided by 10.00. The result is .09.

b. The Company multiplies the actual rate of return for each Separate Account by the investment base in that division on the first day of the policy year.

c.       The Company adds together the results for all Separate Accounts.

d. The Company divides the sum by the total investment base on the first day of the policy year.

The Company follows a consistent method for periods less than a year.


INVESTMENT RETURN FOR THIS POLICY

The determination of the investment return for this policy starts on the first day of each policy year and ends the first day of the next policy year. The investment return for a policy year is the difference between the policy's actual rate of return for the policy year and .04, multiplied by the total investment base on the first day of the policy year.

The Company follows a consistent method for periods less than a year.

There's a positive investment return for a policy year if the policy's actual rate of return is greater than .04. There's a negative investment return if the actual rate of return is less than .04.

If the actual rate of return is .04 in each policy year:

1. the death benefit will equal the Guaranteed Insurance Amount shown in the Policy Schedule; and

2. the cash value at the end of each policy year will equal the tabular cash value shown in Policy

If a premium is due and unpaid, the investment return for a period from the due date of the overdue premium to the calculation date will be determined by using the difference between the policy's actual rate of return and the assumed rate of return for that period. The result is multiplied by the net cash value on the due date of the overdue premium.

THE VARIABLE INSURANCE AMOUNT

The Variable Insurance Amount this policy provides is zero during the first policy year. After that, the amount may be positive or negative.

On each policy anniversary, the Company finds the Variable Insurance Amount for the policy year beginning on that anniversary by taking into account:

1.       The Variable Insurance Amount for the preceding policy year; and

2.       the investment return for the preceding policy year.

The Variable Insurance Amount changes only on a policy anniversary.

The change in the Variable Insurance Amount on a policy anniversary equals the amount of paid-up insurance (positive or negative) purchased by the investment return for the preceding policy year. To calculate the change in the Variable Insurance Amount, use the net single premium shown on Page 6 based on the age of the Insured at the anniversary.

The Variable Insurance Amount, if positive, is reflected in the death benefit proceeds.

RIGHT TO EXCHANGE FOR FIXED LIFE INSURANCE

The Owner may exchange this policy for a policy with benefits that do not vary with investment return. The exchange must be elected within 18 months from the date of issue and only if premiums are not overdue. No evidence of insurability will be required.

The Owner may also exchange this policy when certain changes happen within a mutual fund. See "Changes Within A Fund".

In some cases, there may be a cash adjustment on exchange. The adjustment will be this policy's surrender value minus the new policy's tabular cash value. If the result is positive, the Company must pay the Owner; if the result is negative, the Owner must pay the Company.

The Company will issue the new policy on the Insured after receipt of:

1.       a proper written request;

2.       this policy; and

3.       any amount due on exchange.

The Company will determine the amount of a cash adjustment as of the date the policy and written request is received at the Home Office.

The new policy's owner and beneficiary will be the same as those of this policy on the effective date of the exchange. The new policy will have the same date of issue, issue age, benefit riders and premium class as this policy and will be issued at the premium rates in effect on the date of issue of this policy. The face amount under the new policy will be the Guaranteed Insurance Amount shown in the Policy Data Section unless the exchange is made under the "Changes Within A Fund" privilege, in which event it will be equal to the death benefit under this policy on the date of exchange.

C.  Amount of Proceeds

PROCEEDS

Proceeds payable at the death of the Insured will be the sum of:


1. the Guaranteed Insurance Amount plus the Variable Insurance Amount, if positive; and

2.    any insurance on the life of the Insured provided by benefit rider; and

3. the part of any premium paid which applies to a period after the Insured's death:

less:

4.    any Policy Loan and loan interest; and

5. the part of any premium due and unpaid which applies to a period before the Insured's death.

D.    Payment of Proceeds

PAYMENT

The Company will usually pay the proceeds within 7 days after proofs of death are received at the Home Office. But the payment will be delayed if the amount cannot be determined because:

1.       the NYSE is closed for trading; or

2.       the SEC determines that a state of emergency exists.

Any amount to be paid at the death of the Insured or any other termination of this policy will be paid in one sum unless otherwise provided. Proceeds of $1000 or more may be applied to any Payment Option.

If no Payment Option is elected, interest at the rate then being paid on Proceeds Left at Interest will be paid on the Proceeds to the date of payment.

ELECTION OF PAYMENT OPTIONS

1.       BY OWNER

While the Insured is alive, the owner may elect any Payment Option. The Owner may change any election if that right has been reserved.

2.       BY BENEFICIARY

At the time Proceeds are payable, a Beneficiary may elect any Payment Option if the owner has made no election prior to the death of the Insured.

Any election or change must be in writing in a form acceptable to the Company.

PAYMENT OPTIONS

1.       PAYMENT FOR A DESIGNATED NUMBER OF YEARS

Payments will begin on the Option Date. Payments will continue for the number of years elected. The number of years may not exceed 25. Payments may be increased by additional interest.

Guaranteed  minimum monthly payment for each $1,000 of Proceeds applied.

Years     Payment   Years     Payment   Years     Payment
---------------------------------------------------------
  1      $84.28       8       $11.47      15       $6.64
  2       42.66       9        10.32      16        6.30
  3       28.79      10         9.39      17        6.00
  4       21.86      11         8.64      18        5.73
  5       17.70      12         8.02      19        5.49
  6       14.93      13         7.49      20        5.27
  7       12.95      14         7.03      25        4.46
---------------------------------------------------------

2.  PAYMENT OF LIFE INCOME

Payments will begin on the Option Date. Payments will continue while the payee is alive. The amount of payment will depend on the age and sex of the payee. If the payee is not an individual, the amount of payment will depend on the age and sex of a person chosen by the payee and agreed to by the Company. Payments will continue while the chosen person is alive. Payment will be subject to acceptable proof of age. The Company may require proof that the person on whom the payment is based is alive when each payment is due. Any of the following provisions may be chosen.

a. Life Income, Guaranteed Period - Payments are guaranteed for 10 or 20 years, as elected, and for life thereafter. During the guaranteed period of 10 or 20 years, the payments may be increased by additional interest.

b. Life Income, Guaranteed Return - The sum of the payments made and any payments due at the death of the person on whom the payments are based will never be less than the Proceeds applied.

c. Life Income Only - Payments will be made only while the person on whom the payments are based is alive.

                                                     2. PAYMENT OF LIFE INCOME

                PAYMENT OF LIFE INCOME OPTIONS                                 PAYMENT OF LIFE INCOME OPTIONS
                              MALE                                                          FEMALE
           Monthly Payment for Each $1,000 of Proceeds                   Monthly Payment for Each $1,000 of Proceeds
------------------------------------------------------------------------------------------------------------------------------------
 Age of                                                            Age of
 Payee                                                              Payee
  Last    --------------------------------------------------------   Last      ----------------------------------------------------
Birthday,         Option 2a           Option 2b       Option 2c    Birthday,           Option 2a        Option 2b     Option 2c
 When     --------------------------------------------------------   When      -----------------------------------------------------
 First                                                              First
Payment                                                            Payment
  is       10 Years     20 Years     Guaranteed     Life Income      is        10 Years      20 Years   Guaranteed    Life Income
Payable   Guaranteed   Guaranteed      Return          Only        Payable    Guaranteed    Guaranteed    Return          Only
-----------------------------------------------------------------------------------------------------------------------------------

    36       $3.50        $3.43        $3.38           $3.53         36          $3.28        $3.23       $3.18          $3.30
    37        3.56         3.48         3.42            3.59         37           3.32         3.27        3.22           3.34
    38        3.62         3.52         3.46            3.65         38           3.36         3.31        3.26           3.39
    39        3.67         3.56         3.51            3.70         39           3.41         3.35        3.30           3.43
    40        3.73         3.62         3.56            3.76         40           3.45         3.39        3.34           3.48
    41        3.79         3.66         3.60            3.83         41           3.50         3.43        3.38           3.53
    42        3.85         3.72         3.66            3.90         42           3.56         3.48        3.42           3.59
    43        3.92         3.76         3.71            3.97         43           3.62         3.52        3.46           3.65
    44        3.98         3.82         3.77            4.04         44           3.67         3.56        3.51           3.70
    45        4.06         3.87         3.82            4.12         45           3.73         3.62        3.56           3.76
    46        4.13         3.92         3.88            4.20         46           3.79         3.66        3.60           3.83
    47        4.21         3.98         3.94            4.28         47           3.85         3.72        3.66           3.90
    48        4.29         4.04         4.01            4.38         48           3.92         3.76        3.71           3.97
    49        4.38         4.10         4.08            4.46         49           3.98         3.82        3.77           4.04
    50        4.46         4.15         4.14            4.56         50           4.06         3.87        3.82           4.12
    51        4.55         4.21         4.22            4.66         51           4.13         3.92        3.88           4.20
    52        4.64         4.27         4.30            4.78         52           4.21         3.98        3.94           4.28
    53        4.74         4.33         4.38            4.89         53           4.29         4.04        4.01           4.38
    54        4.84         4.38         4.46            5.01         54           4.38         4.10        4.08           4.46
    55        4.96         4.44         4.54            5.14         55           4.46         4.15        4.14           4.56
    56        5.06         4.50         4.64            5.27         56           4.55         4.21        4.22           4.66
    57        5.18         4.56         4.72            5.41         57           4.64         4.27        4.30           4.78
    58        5.29         4.62         4.82            5.56         58           4.74         4.33        4.38           4.89
    59        5.42         4.67         4.92            5.72         59           4.84         4.38        4.46           5.01
    60        5.54         4.72         5.04            5.88         60           4.96         4.44        4.54           5.14
    61        5.68         4.78         5.14            6.06         61           5.06         4.50        4.64           5.27
    62        5.80         4.82         5.26            6.24         62           5.18         4.56        4.72           5.41
    63        5.94         4.87         5.38            6.44         63           5.29         4.62        4.82           5.56
    64        6.08         4.92         5.50            6.66         64           5.42         4.67        4.92           5.72
    65        6.23         4.96         5.64            6.86         65           5.54         4.72        5.04           5.88
    66        6.38         5.00         5.77            7.09         66           5.68         4.78        5.14           6.06
    67        6.52         5.04         5.92            7.34         67           5.80         4.82        5.26           6.24
    68        6.68         5.07         6.07            7.60         68           5.94         4.87        5.38           6.44
    69        6.84         5.10         6.23            7.88         69           6.08         4.92        5.50           6.66
    70        6.99         5.13         6.40            8.17         70           6.23         4.96        5.64           6.86
    71        7.15         5.16         6.57            8.48         71           6.38         5.00        5.77           7.09
    72        7.30         5.18         6.75            8.81         72           6.52         5.04        5.92           7.34
    73        7.46         5.20         6.94            9.16         73           6.68         5.07        6.07           7.60
    74        7.62         5.21         7.14            9.53         74           6.84         5.10        6.23           7.88
    75        7.76         5.22         7.36            9.92         75           6.99         5.13        6.40           8.17
    76        7.91         5.24         7.58           10.35         76           7.15         5.16        6.57           8.48
    77        8.06         5.24         7.82           10.80         77           7.30         5.18        6.75           8.81
    78        8.20         5.26         8.06           11.28         78           7.46         5.20        6.94           9.16
    79        8.32         5.26         8.32           11.80         79           7.62         5.21        7.14           9.53
    80        8.45         5.26         8.60           12.34         80           7.76         5.22        7.36           9.92
    81        8.57         5.27         8.88           12.92         81           7.91         5.24        7.58          10.35
    82        8.68         5.27         9.18           13.54         82           8.06         5.24        7.82          10.80
    83        8.78         5.27         9.50           14.20         83           8.20         5.26        8.06          11.28
    84        8.88         5.27         9.84           14.92         84           8.32         5.26        8.32          11.80
    85*       8.98         5.27        10.04           15.76         85*          8.45         5.26        8.60          12.34
*And Over

3.  PAYMENT OF A DESIGNATED AMOUNT

The Company will make equal monthly, quarterly, semiannual, or annual payments. The payment elected must be at least $50.00 a year for each $1000 of Proceeds applied. Payments will begin on the Option Date. Payments will continue until the Proceeds applied and interest at two and a half percent and any additional interest are exhausted.

4.  PROCEEDS LEFT AT INTEREST

For any period agreed on, the Proceeds may be left with the Company. Interest on the proceeds will be paid at the guaranteed rate of two and a half percent and may be increased by additional interest. The interest may be paid monthly, quarterly, semiannually, or annually, as elected, or may be left with the Company to accumulate.

OTHER PAYMENT OPTIONS

The Proceeds will be paid in any other manner agreed to by the Company.

MORE FAVORABLE PAYMENT AMOUNTS

Higher guaranteed minimum payment amounts may be in use at the time Proceeds are payable. If so, the more favorable Payment Options will be available.

OPTION DATE

The Option Date is the date the Insured dies or any other date the Policy terminates.

PAYMENT CONTRACTS

Issue

When Proceeds become payable under a Payment Option, a Payment Contract will be issued to the payee in exchange for this policy. The effective date of a Payment Contract will be the Option Date.

Assignment

Payment Contracts may not be assigned.

CHANGE IN PAYMENT

Change  in  Payment  may be  made  only  if it is  provided  for in the  Payment
Contract.

WITHDRAWAL OF PROCEEDS

Proceeds  may be  withdrawn  under a Payment  Option if  provided in the Payment
Contract. Under Payment for a Designated Number of Years, the sum of the remaining guaranteed payments discounted at an interest rate of two and a half percent compounded annually, may be withdrawn. Under Payment of a Designated Amount and Proceeds Left at Interest, all or part of the remaining Proceeds and any interest earned but not paid may be withdrawn. Proceeds may not be withdrawn from any of the Payment of Life Income options.

DEATH OF PAYEE

If any payments remain to be paid under a Payment Option when the payee dies, payment will be made according to the terms of the Payment Contract.

LIMITATIONS ON WITHDRAWALS AND CHANGES

Any withdrawal or change will be subject to the Amount Requirements for Payment Options and Payments. The Company may postpone payment of any withdrawal for not more than 6 months from the date the written request is received in the Home Office.

AMOUNT REQUIREMENTS FOR PAYMENTS OPTIONS AND PAYMENTS

The minimum Proceeds that may be applied for any one payee or that may remain after a withdrawal under any one Payment Option is $1000. Proceeds less than this amount will be paid in one sum to that payee.

The payment elected under any one Payment Option may not be less than $10.00.

PAYMENTS AND INTEREST

The payment amounts shown in the option tables are the guaranteed minimum monthly payments. If specified in the Payment Option elected, payments may be increased by additional interest. The additional interest will be determined annually by the Company.

E.  Beneficiary

DESIGNATION

The Beneficiary named in the application for this Policy will receive the Proceeds when the Insured dies unless the Beneficiary designation has been changed by the owner.

CHANGE

The Owner may change any Beneficiary designation while the Insured is alive unless otherwise provided in the previous designation. A change of Beneficiary designation will revoke any previous designation.

A change of designation may be made by filing a written request with the Home Office. The request must be in a form acceptable to the Company. The Company may require this Policy for endorsement of a change of Beneficiary designation.

DEATH OF BENEFICIARY

Unless otherwise provided in the Beneficiary designation:

1. if any Beneficiary dies before the Insured, that Beneficiary's interest will pass to any other Beneficiaries according to their respective interests; or

2. if no Beneficiary survives the insured, the Proceeds will be paid in one sum to the Owner, if living; otherwise to the Owner's estate.

F.    Policy Values

BASIS OF COMPUTATION

Computations of reserves, cash values and single premiums to purchase reduced paid-up or extended term insurance are based on age last birthday and interest at the annual rate of 4 percent. Computations are based on mortality rates from the Commissioners 1958 Standard Ordinary Male Mortality Table. Except mortality rates for extended term insurance are from the Commissioners 1958 Extended Term Male Table. For females, the mortality bases are the tables set back 6 years. When making computations, it is assumed that premiums are paid annually and that death claims are paid immediately.

The tabular cash values are the greater of (1) or (2) where:

1. is the retrospective accumulation of tabular net premiums plus interest less the cost of insurance for the Guaranteed Insurance Amount, and;

2. is the minimum cash values as defined by the Standard Valuation Law using 4 percent interest and the 1958 CSO Mortality Table for the Guaranteed Insurance Amount.

A detailed statement of computations has been filed with the insurance supervisor of the state of jurisdiction where this policy is delivered. The values are not less than those required by the law of that state or jurisdiction. Any benefit provided by an attached rider will not increase these values unless stated in that rider.

CASH VALUE

The cash value of this Policy will vary daily. It is calculated as follows:

1. if no premium is due and unpaid, the cash value on a date equals the tabular cash value on that date plus (or minus) the net single premium on that date for the Variable Insurance Amount.


      The investment return for the period from the first day of the policy year to that date is then added (or subtracted).

2. if a premium is due and unpaid, the cash value on a date within 3 months of the due date of the overdue premium equals the cash value as of the due date plus (or minus) the investment return for the period from the due date to the calculation date. 3. if a policy is being continued as reduced paid-up or extended term insurance, the cash value will equal the policy reserve.

POLICY LOANS

LOAN VALUE

The Loan Value of this Policy will be:

1. 75 percent of the cash value of this Policy during the first three policy years; or

2. 90 percent of the cash value of this Policy after the first three policy years.

      If this Policy is continuing in force as Reduced Paid Up Insurance, the loan value is the Policy's cash value on the next anniversary minus interest at 6 percent per year to next anniversary.

If this Policy is continuing in force as Extended Term Insurance, this Policy has no Loan Value.

AMOUNT OF LOAN AVAILABLE

The Amount of Loan Available will be the Loan Value less:

1.    any due and unpaid premium;

2.    any existing Policy Loan; and

3. any loan interest to the next policy anniversary or the next premium due date, whichever is earlier.

Any due and unpaid premium used in arriving at the Amount of Loan Available will be a Policy Loan subject to loan interest.

A loan for less than $100.00 will not be made except to pay a premium on this policy.

LOANS AND REPAYMENT

The Owner may obtain all or part of the Amount of Loan Available by written request to the Home Office. The request must be in a form acceptable to the Company. This Policy assigned to the Company is the only security needed. The Company will usually make a Policy Loan within several days from the date the request is received at the Home Office. But the making of the loan will be delayed if the amount cannot be determined because

1.       The NYSE is closed for trading; or

2. the SEC determines that a state of emergency exists. Policy Loans used to pay premiums on policies issued by the Company may not be postponed. If this Policy is continuing in force as Reduced Paid Up Insurance, the making of the loan may be delayed for up to six months. The Company will usually make a Policy Loan within seven days from the date the request is received at the Home Office. But the making of the loan will be delayed if the amount cannot be determined because

1.       The NYSE is closed for trading; or

2.       the SEC determines that a state of emergency exists.

Policy Loans used to pay premiums on policies issued by the Company may not be postponed. If this Policy is continuing in force as Reduced Paid Up Insurance, the making of the loan may be delayed for up to six months. The Company may require this policy for endorsement of a Policy Loan.

A Policy Loan may be repaid in full or in part at the Home Office while this Policy is in force if the Insured is alive. If this Policy is in force under a Surrender Value Option, the amount of loan deducted in determining the Surrender Value may be repaid only if this Policy is reinstated.

TERMINATION OF POLICY

At any time the Policy Loan and loan interest equal or exceed the Loan Value, this Policy will terminate without further value. However, in no event, will this Policy terminate until 31 days after a notice has been mailed to the last known address of the Owner. A notice will also be mailed to any assignee of record.

INTEREST ON POLICY LOANS

Interest will be charged on a Policy Loan at the annual Policy Loan Interest Rate of 6 percent. Interest is payable at the end of each policy year. Interest is also payable on the date the loan is repaid. If interest is not paid, the loan will be increased by that amount.

EFFECT OF A LOAN

When a Policy Loan is made, a part of the cash value equal to the loan is transferred from the Separate Accounts to the Company's general account. The amount maintained in the general account will not be credited with the Net Investment Return earned by the Separate Account during the period the loan is outstanding. Instead, it grows at the assumed interest rate of 4 percent, in accordance with the tabular cash value calculations as filed with the state's insurance departments. Therefore, this Policy's death benefit above the guaranteed minimum and this Policy's cash value are permanently affected by any loan whether or not repaid in whole or in part. When a Policy Loan repayment is made, it will be transferred from the Company's general account to the Separate Accounts. Loans and repayments will be allocated to each Separate Account in proportion to the investment base in each Separate Account as of the date of the loan or repayment. Any policy debt will be subtracted from the death benefit or the cash value on payment. A loan or repayment will not effect premium payments.

SURRENDER VALUE AND OPTIONS

SURRENDER VALUE

The Surrender Value of this Policy will be:

1. the cash value of this Policy, not including the cash value of any riders attached,

less:

2.       any Policy Loan and Loan interest.

A description of how the cash value of this Policy is calculated appears in the "Cash Value" section.

ELECTION OF SURRENDER VALUE OPTIONS

The Owner may elect a Surrender Value Option not later than 60 days after the due date of the first unpaid premium if the Insured is alive. Election is made by filing a written request at the Home Office. The request must be in a form acceptable to the Company.

SURRENDER VALUE OPTIONS

Paid in Cash

The Owner may surrender this Policy for its Surrender Value. Upon surrender, this insurance terminates. The Surrender Value will be:

1.       paid in one sum to the Owner; or

2.       applied under a Payment Option elected by the owner.

Surrender will be effective on the date the Company has received both this Policy and a written request in a form acceptable to the Company.

The Company will usually pay the Surrender Value within 7 days. But payment may be delayed when the Company is not able to determine the amount because:

1.       the NYSE is closed for trading; or

2.       the SEC determines that a state of emergency exists.

If the Company postpones payment more than 30 days, interest at a rate of not less than 3 percent will be paid on the Surrender Value. The interest will be paid from the date of surrender to the date payment is made.

Paid-Up Insurance

This Policy may be continued in force as Paid-Up Insurance. the amount of Paid-Up Insurance will be calculated using the Surrender Value of this Policy as a net single premium as of the due date of the first unpaid premium at the then current age of the Insured.

Extended Term Insurance

If this Policy is not in a Substandard premium class, this Policy may be continued in force as term insurance. No further premiums are payable. The amount of Extended Term Insurance will be:

1. the Guaranteed Insurance Amount plus the Variable Insurance Amount, if positive;

less:

2.       any Policy Loan and loan interest.

The length of time the Extended Term Insurance continues will be calculated using the Surrender Value of this Policy as a net single premium as of the due date of the first unpaid premium at the then current age of the Insured.

If insurance in an equal or greater amount would be provided under the Paid-Up Insurance option, coverage will be provided only under that option.

When the policy is continued as reduced paid-up or extended term insurance, this policy's investment base is transferred from the Separate Accounts to the Company's general investment account. After that, the benefits will not vary with investment return unless this policy is later reinstated.

SURRENDER OF PAID-UP OR EXTENDED TERM INSURANCE

The Owner may surrender Paid-Up or Extended Term insurance at any time for the then current value.

If the Paid-Up or Extended Term insurance is surrendered within 31 days after a policy anniversary, the cash value used in determining the Surrender Value will not be less than the cash value on that anniversary.

Surrender will be effective on the date the Company has received both this Policy and a written request in a form acceptable to the Company. The Company may postpone payment for not more than 6 months.

If the payment is postponed more than 30 days, interest at a rate of not less than 3 percent will be paid on the Surrender Value. The interest will be paid from the date of surrender to the date payment is made.

RIDERS

When a Surrender Value Option becomes effective, all benefit riders attached to this Policy will terminate unless otherwise provided in the rider.

G.  Premiums

WHERE PAYABLE

Premiums are payable to the Company at its Home Office. A receipt, signed by the President or the Secretary of the Company and countersigned by a representative, will be furnished upon request.

AMOUNT AND FREQUENCY

Premiums are payable in advance beginning on the Date of Issue in the amounts and at the intervals shown on page 3. Premiums may be paid annually, semiannually, quarterly, or monthly. The Owner may change the frequency of premium payments subject to the Company's rules in effect at the time of the change. The change is made by filing a written request in a form acceptable to the Company at its Home Office.

AUTOMATIC PREMIUM LOAN PROVISION

Any premium not paid before the end of its Grace Period will be paid by charging the premium as a Policy Loan against this Policy if:

1. the Automatic Premium Loan has been elected in the application for this policy or is elected in writing received by the Company at its Home Office while no premium is in default; and

2. if the resulting Policy Loan and loan interest to the next premium due date do not exceed the Loan Value.

Interest at the Policy Loan Interest Rate will be charged on the Automatic Premium Loan from the date the Grace Period ends. If the premium due cannot be paid by Automatic Premium Loan, the provision entitled Surrender Value Options Upon Default will apply.

The Automatic Premium Loan Provision may be revoked at any time by written request from the Owner received by the Company at its Home Office.

GRACE PERIOD

A Grace Period of 31 days will be allowed for payment of each premium after the first. This Policy will continue in force during the Grace Period unless surrendered.

DEFAULT IN PAYMENT OF PREMIUMS, SURRENDER VALUE OPTIONS UPON DEFAULT, AND REINSTATEMENT

DEFAULT IN PAYMENT OF PREMIUMS

Any premium not paid before the end of its Grace Period will result in default. The date of default is the date on which the unpaid premium was due. Default will terminate this Policy except as provided under Surrender Value Options Upon Default.

SURRENDER VALUE OPTIONS UPON DEFAULT

Upon default, any Surrender Value will be applied:

1.    under a Surrender Value Option previously elected;

2. under a Surrender Value Option elected within 60 days after the date of default; or

3. under the Extended Term Insurance Surrender Value Option if the Owner has made no other election. If this policy is in a substandard premium class Extended Term Insurance is not available and Paid-Up Insurance will be the automatic option.

REINSTATEMENT

This Policy may be reinstated at any time within 5 years after default unless this Policy was surrendered for cash. The requirements for reinstatement are:

1.       presentation of evidence of insurability acceptable to the Company;

2.       payment of the greater of:

         a.     (i)   all premiums from the date of default with interest to the date of reinstatement plus

                (ii) any policy debt (plus interest to the date of reinstatement) in effect when this policy was continued as Paid Up Insurance of Extended Term Insurance; or

         b.     110% of the increase in cash value resulting from reinstatement.

Any policy debt that arose after this Policy was continued as Paid-Up Insurance and is in effect immediately before reinstatement is then added to the greater of (a) or (b) to comprise the payment required.

Interest is calculated at the rate of 6 percent per year compounded annually.

ENDORSEMENT
The following two paragraphs replace the first two paragraphs of the BASIS OF COMPUTATION section on Page 14 of this policy:

                  Computations of reserves, cash values and single premiums to purchase reduced paid-up or extended term insurance are based on age last birthday and interest at the annual rate of 4 percent. Computations are based on mortality rates from the Commissioners 1980 Standard Ordinary Mortality Table. Except morality rates for extended term insurance are from the Commissioners 1980 Extended Term Table. When making computations, it is assumed that premiums are paid annually and that death claims are paid immediately.

                  The tabular cash values are the greater of (1) or (2) where:

                  1.    is  the   retrospective   accumulation  of  tabular  net
                        premiums plus interest less the cost of insurance for the Guaranteed Insurance Amount, and;

                  2. is the minimum cash values as defined by the Standard Non-forfeiture Law using 4 percent and the 1980 and the 1980 CSO Mortality Table for the Guaranteed Insurance Amount.

End-VL (80)
FIRST INVESTORS LIFE INSURANCE COMPANY
/S/Richard H. Gaebler
President

VARIABLE
LIFE INSURANCE
POLICY

Variable Limited Payment Life - Insurance Payable at Death of Insured - Premiums Payable until the earlier of End of Premium Period or Death of Insured

Options for Payment of Proceeds

Nonparticipation - No Annual Dividends


FIRST INVESTORS
LIFE INSURANCE COMPANY
95 Wall Street/New York, N.Y. 10005

BENEFIT

The Company will pay the amount of Accidental Death Benefit shown on page 4 of this Policy in accordance with the terms of this Policy and this Benefit. The amount will be included in the Proceeds of this policy and will be paid upon receipt of due proof that the death of the Insured:

1. resulted, directly and independently of all other causes, from an accidental bodily injury.

2.    occurred within 90 days from the date of injury; and

3.    prior to the policy anniversary on which the Insured attains age 70; and

4.    occurred while this Policy and this Benefit were in force.


RISKS NOT COVERED

The Accidental Death Benefit provided by this Benefit shall not be payable if the Insured's death results, directly or indirectly, from any of the following causes or is contributed to, wholly or in part, by any of the following causes:

1. insurrection or war or any act attributable to war, whether or not the insured is in military service. The term "war" includes declared or undeclared war or any conflict between the armed forces of any country or countries;

2.    suicide, or any attempt at suicide, while sane or insane;

3. bodily or mental infirmity or disease of any kind, even though the proximate or precipitating cause of death is accidental bodily injury;

4.    committing or attempting to commit a felony;

5. no indemnity will be paid for loss caused by the voluntary use of any controlled substance as defiend in Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, as now or hereafter amended, unless as prescribed by his physician for the insured.

6.    operating,  riding  in,or  descending  from  any kind of  aircraft  if the
      Insured:

            a.    is a pilot, or member of the crew; or

            b. is being flown for the purpose of descent from such aircraft while in flight; or

            c.    is giving or receiving  any kind of training or  instructions;
                  or

            d.    has any duties aboard such aircraft.

GENERAL PROVISIONS

1.    This Benefit is made a part of this Policy to which it is attached.

2.    This Benefit is subject to all the provisions of this Policy.

3. The Effective Date of this benefit is the Date of Issue of this Policy unless otherwise shown onpage 4 of this Policy.

      4.    This Benefit terminates:

      a. on the policy anniversary on which the age of the Insured is seventy; or

      b. when any premium on this Policy or on this Benefit is in default beyond the end of its Grace Period; or

      c.    on the due date of any premium by written request of the Owner.

5. The Company shall have the right and opportunity to examine the body of the Insured and to have an autopsy performed where permitted by law.

6.    The premium for this Benefit is shown on page 4 of this policy.

7. This Additional Benefit shall be incontestable after it has been in force during the lifetime of the Insured for a period fo two years from its Date of Issue.




FIRST INVESTORS LIFE INSURANCE COMPANY
/s/Richard H. Gaebler
President